Exhibit 20.2

                          VMLPZ MORTGAGE INVESTORS L.P.

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                  Plan of Complete Liquidation and Termination
                                       of
                          VMLPZ Mortgage Investors L.P.

                          As Adopted September 21, 1995

                           --------------------------


     WHEREAS, in accordance with Section 19.1 of the Agreement of Limited Partnership, dated as of November 2, 1984, as amended (the "Agreement"), of VMLPZ Mortgage Investors L.P., a Delaware limited partnership (the "Fund") formerly known as Banyan Mortgage Investors, L.P., the Fund shall be terminated and dissolved upon the repayment or other disposition of all mortgage loans held by the Fund and receipt of final payment with respect to all investments;

     WHEREAS, VMLPZ Mortgage Investors, Inc., being the sole general partner of the Fund (the "General Partner"), has determined that all mortgage loans held by the Fund have been repaid or otherwise disposed of and the Fund has received final payment with respect to all of its investments;

     NOW, THEREFORE, the General Partner shall cause the Fund to wind-up and terminate its affairs in accordance with the laws of the State of Delaware, the Agreement and this Plan of Complete Liquidation and Termination (the "Plan") as follows:

     1. Certificate Filing Date; Liquidation Period; Filings. The General Partner shall proceed to wind-up the Fund's affairs in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). Upon dissolution of the Fund and until the filing of a Certificate of Cancellation, as provided in Section 17-203 of the Delaware Act, the persons winding up the Fund's affairs may, in the name of, and for and on behalf of, the Fund, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Fund's business, dispose of and convey the Fund's property, discharge or make reasonable provision for the Fund's liabilities, and distribute to the partners any remaining assets of the Fund, all without affecting the liability of the limited partners.

     2. Management and Disposition of Assets. The General Partner shall proceed to liquidate the Fund's assets and wind up the Fund's affairs and, in doing so,
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shall have all the powers granted it under the  Agreement,  as amended from time to time, and the Delaware Act, including the power to: (i) fulfill or discharge the Fund's contracts; (ii) collect the Fund's assets; (iii) sell, convey, assign, exchange, transfer or otherwise dispose of the Fund's property and assets on those terms and conditions and for that consideration, which may consist in whole or in part of money or other property, as the General Partner, in its absolute discretion, deems expedient and in the best interests of the Fund and its unitholders; (iv) discharge or pay the Fund's liabilities; and (v) do all other acts appropriate to liquidate the assets and business of the Fund and wind up its affairs.

     3. Distribution of Assets. Upon the winding up of the Fund, the assets shall be distributed as follows:

             (i) To creditors, including partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Fund (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to partners and former partners under Section 17-601 or Section 17-604 of the Delaware Act;

             (ii) Unless otherwise provided in the Agreement, to partners and former partners in satisfaction of liabilities for distributions under Section 17-601 or Section 17-604 of the Delaware Act; and

            (iii) Unless otherwise provided in the Agreement, to partners first for the return of their contributions and second, respecting their partnership interests, in the proportions in which the partners share in distributions.

     4. Provisions for Liabilities. The Fund shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, known to the Fund and all claims and obligations which are known to the Fund but for which the identity of the claimant is unknown. If there are sufficient assets, these claims and obligations shall be paid in full and any provision for payment shall be made in full. If there are insufficient assets, these claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefore. Unless otherwise provided in the Agreement, any remaining assets shall be distributed as provided by the Delaware Act. All of the Fund"s liabilities shall be paid, provided for, settled or otherwise satisfied in the manner determined by the General Partner. If and to the extent deemed necessary, appropriate or desirable by the General Partner, in its absolute discretion,

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the Fund may establish and set aside a reasonable  amount (the "Contingency
Reserve") to satisfy claims against the Fund (other than claims of a partner in its capacity as such) and all expenses associated with sale of the Fund's property and assets, of the collection and defense of the Fund's property and assets, and of the liquidation and dissolution provided for in this Plan, and for such other purposes as the General Partner, in its absolute discretion, deems necessary, appropriate or desirable, including but not limited to the conservation of the Fund's property and assets pending the collection, sale, exchange or other disposition thereof.

     5. Surrender of Certificate. The General Partner may (but shall not be required to) require the Fund's unitholders to surrender their certificates of beneficial interest (or furnish indemnity bonds in case of loss or destroyed certificates) as a condition to receipt of any liquidating distribution. The Fund may close its unit transfer books at the close of business on a date selected by the General Partner and thereafter certificates representing units shall not be assignable or transferable on the Fund's books, except by will, intestate succession or operation of law.

     6. Authorization of General Partner. The General Partner is authorized to interpret the provisions of this Plan and to execute and deliver those agreements, conveyances, assignments, transfers, certificates and other documents and to take those other actions as it deems necessary or desirable to carry out the provisions of this Plan and effect the complete liquidation and termination of the Fund.

     7. Lost Unitholders. If any distribution to a unitholder cannot be made, whether because the unitholder cannot be located, has not surrendered its certificates evidencing the units as required hereunder, or for any other reason, the distribution to which the unitholder is entitled shall be transferred at that time as the final liquidating distribution is made by the Fund to and deposited with The First National Bank of Chicago (or its agent), as transfer and distribution agent for the Fund (the "Distribution Agent"). The amount of the distribution so transferred to the Distribution Agent shall be held by the Distribution Agent, in a non-interest bearing account, solely for the benefit of and for ultimate distribution to the unitholder as the sole equitable owner thereof, and shall thereafter escheat to the state or other jurisdiction or be treated as abandoned or unclaimed property in accordance with applicable law. In no event shall the proceeds of any distribution revert to or become the property of the Fund. Such distribution and transfer shall comply in all respects with the laws of the State of Delaware and the Internal Revenue Code of 1986, as amended.


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     8.  Indemnification.  The Fund's  obligation to indemnify and reimburse the
General  Partner and its directors,  officers,  employees or agents  pursuant to
Section 21 of the Agreement or otherwise shall survive the effective date of the Certificate of Cancellation and may be satisfied out of the proceeds of insurance or any contingency reserve established by the General Partner, but not from distributions to unitholders of the Fund.

     9. Modification and Abandonment. The General Partner may modify or amend this Plan if it determines that modification or amendment is in the best interests of the Fund and its unitholders. If a modification or amendment appears necessary and will, in the judgment of the General Partner, materially and adversely affect the interests of the unitholders, the amendment or modification will be submitted to the unitholders for approval by two-thirds of the units of the Fund then outstanding and entitled to vote thereon. The General Partner may abandon this Plan without unitholder approval at any time if it determines that abandonment would be in the best interests of the Fund or its unitholders.


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